Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE March 1, 2023	Contact: Jamie McShane 212-460-4111

CON EDISON FINALIZES SALE OF ITS

CLEAN ENERGY BUSINESSES

NEW YORK—Consolidated Edison, Inc. (“Con Edison”) (NYSE:ED) has successfully completed the sale of its wholly-owned subsidiary, Con Edison Clean Energy Businesses, Inc. (the “Clean Energy Businesses”), including the transfer of substantially all of its assets, to RWE Renewables Americas, LLC. The transaction is valued at $6.8 billion.

“Con Edison’s focus is on New York,” said Timothy P. Cawley, Chairman and Chief Executive Officer of Con Edison, Inc. “We are leading the transition to a clean energy future, while maintaining a safe, cost-effective system that delivers world class reliability for our customers.”

Con Edison continues to make significant investments in clean energy transmission projects, building electrification, energy efficiency, electric vehicle infrastructure, battery storage and other technologies. In addition, Con Edison wants to invest in and operate renewable generation in New York.

“To help New York reach its ambitious clean energy goals, we continue to seek state approval of utility-owned renewable generation to benefit our customers and all New Yorkers,” Cawley added.

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $16 billion in annual revenues and $69 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and through its subsidiaries invests in electric transmission projects supporting its parent company’s effort to transition to clean, renewable energy. Con Edison Transmission manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.

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